Exhibit 5.1

June 18, 2024
Norton Rose Fulbright US LLP
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
United States

FibroBiologics Inc.	Tel +1 713 651 5151
455 E. Medical Center Blvd.	Fax +1 713 651 5246
Suite 300	nortonrosefulbright.com
Houston, Texas 77598

Re: Registration Statement of FibroBiologics Inc. on Form S-1

Dear Sirs:

We have acted as counsel to FibroBiologics Inc. (the Company), a Delaware corporation, in connection with its filing of a registration statement on Form S-1 (the Registration Statement) filed by the Company under the Securities Act of 1933, as amended (the Securities Act), relating to the offer and resale of up to 16,022,644 shares of common stock of the Company (the Shares) that may be acquired by GEM Global Yield LLC SCS (GEM) in connection with the share purchase agreement between the Company, GEM, and GEM Yield Bahamas Limited dated November 12, 2021 (the SPA). We have been requested by the Company to render this opinion in connection with the filing of the Registration Statement.

As counsel, we have made such investigations and examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion, including:

(a)	the Registration Statement;

(b)	the SPA;

(c)	the Amended & Restated Certificate of Incorporation and Bylaws of the Company; and

(d)	a Unanimous Written Consent of the Company’s Board of Directors approving the issuance of the Shares.

With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers of the Company and have not performed any independent check or verification of such factual matters.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents, and that all facts set forth in the certificates supplied by officers of the Company are complete, true and accurate as of the date hereof.

The opinion set forth below is limited to the laws of the State of Delaware and the federal laws of United States applicable therein, in each case in effect on the date hereof. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

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June 18, 2024

The opinion set forth below is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors; (ii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), regardless of whether considered in a proceeding at law or in equity, (iii) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies, (iv) we express no opinion with respect to the enforceability of provisions relating to choice of law, choice of venue, jurisdiction or waivers of jury trial, and (v) we express no opinion with respect to the enforceability of any waiver of any usury defense.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, including the assumption that the Registration Statement and any required post-effective amendment(s) thereto required by applicable laws have become effective under the Securities Act, we are of the opinion that the Shares have been duly authorized and, when acquired by GEM pursuant to the SPA, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP